Exhibit 99.1

NEWS

Georgia Gulf Announces Private Debt Exchange Offers

ATLANTA, GEORGIA — March 31, 2009- Georgia Gulf Corporation (NYSE:GGC) today announced that it is commencing private exchange offers (the “exchange offers”) to exchange its outstanding 7.125% Senior Notes due 2013 (the “2013 notes”), 9.5% Senior Notes due 2014 (the “2014 notes”), and 10.75% Senior Subordinated Notes due 2016 (the “2016 notes” and, collectively with the 2013 notes and the 2014 notes, the “old notes”) for $250,000,000 aggregate principal amount of 15% Senior Secured Second Lien Notes due 2014 (the “new notes”) and 6,922,255 million shares of its common stock.

For each $1,000 in principal amount of each of the 2013 notes and the 2014 notes, the Company is offering $375.00 in principal amount of new notes and for each $1,000 in principal amount of the 2016 notes, the Company is offering $125.00 in principal amount of new notes (the “principal exchange amounts”).

Assuming the minimum tender condition (described below) is met or waived and any old notes are tendered prior to the early participation deadline, Georgia Gulf intends to issue the entire $250,000,000 principal amount of new notes and 6,922,255 shares of its common stock in the exchange offers, even if less than 100% of the outstanding old notes eligible for exchange are tendered. To the extent new notes remain that are not otherwise issuable pursuant to the exchange offers, the Company will issue that amount solely to those holders who tender old notes prior to the early participation deadline (“early participants”), pro rata based on the amount of new notes issuable to all early participants. In addition, Georgia Gulf will issue 6,922,255 shares of our common stock, which represents approximately 19.99% of our common stock outstanding on March 30, 2009 to the early participants, on the same pro rata basis.  Such additional new notes and shares of common stock are referred to as the “early participation amount”.

The following table sets forth the various issues of old notes for which the new notes are being offered in the exchange offers, assuming a 95 percent participation rate by the early participation deadline and no further participation thereafter.

CUSIP	Aggregate Principal Amount Outstanding	Title of Old Notes to be Exchanged	Aggregate Principal Exchange Amount	Aggregate Early Participation Amount*	Aggregate Total Exchange Amount
373200 AJ 3	$100,000,000	7.125% Senior Notes due 2013	$35,625,000	$1,875,000	$37,500,000
373200 AQ 7	$500,000,000	9.5% Senior Notes due 2014	$178,125,000	$9,375,000	$187,500,000
373200 AT 1	$200,000,000	10.75% Senior Subordinated Notes due 2016	$23,750,000	$1,250,000	$25,000,000
Total	$800,000,000		$237,500,000	$12,500,000	$250,000,000

* Aggregate early participation amount assumes 95% participation prior to the early participation deadline and no further participation thereafter. In addition, for each $1,000 principal amount of new notes issuable for old notes tendered prior to the early participation deadline, we will issue a pro rata share of 6,922,255 shares of our common stock.

The purpose of the Exchange Offers is to reduce Georgia Gulf’s overall indebtedness and related interest expense.

Each exchange offer will expire at 12:00 midnight, New York City time, on April 27, 2009, unless extended (such date and time with respect to an exchange offer, as it may be extended, the “expiration date”). In order to be eligible to receive the early participation amount, holders of old notes must validly tender and not withdraw their old notes prior to 5:00 p.m., New York City time, on April 14, 2009, unless such deadline is extended (such date and time with respect to an exchange offer, as it may be extended, the “early participation deadline”).

As described more fully in the offering memorandum for these exchange offers, the exchange offers are subject to certain conditions, which the Company may assert or waive, including the condition that the Company receive tenders and consents in respect of at least 95% of the outstanding aggregate principal amount of all three issues of old notes.

The exchange offers will be made, and the new notes and shares of common stock are being offered and will be issued, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act, only to holders of old notes (i) in the United States, that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or (ii) outside the United States, that are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act (collectively, the “Eligible Holders”).

Global Bondholder Services Corporation is serving as the information agent in connection with the exchange offers and Eligible Holders can contact the information agent to request documents at (212) 430-3774 or toll free at (866) 873-7700.

Neither the new notes nor the shares of common stock have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524